EXHIBIT 99.1

J.JILL, INC. PROVIDES FOURTH QUARTER 2021 UPDATE

Quincy, MA – January 10, 2022 – J.Jill, Inc. (NYSE:JILL) today announced updated expectations for the Company’s fourth quarter of fiscal 2021 financial performance in advance of management’s meetings with analysts and investors as part of the virtual ICR Conference.

For the fourth quarter of fiscal 2021 ending January 29, 2022, the Company expects total net sales to increase 12% to 13% compared to the fourth quarter of fiscal 2020. The Company also expects Adjusted EBITDA* to be in the range of $11 million to $13 million compared to a loss of $3.8 million in the fourth quarter of fiscal 2020. The expected strong increase in Adjusted EBITDA* is driven by gross margin expansion and disciplined expense management.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 260 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

*The Company has not provided a reconciliation of Adjusted EBITDA outlook for the fourth quarter of fiscal 2021 to GAAP net income, the most directly comparable GAAP financial measure due to the inherent difficulty, without unreasonable efforts, to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate Adjusted EBITDA, including but not limited to: (a) tax-related items, (b) lease expenses for retail stores given ongoing negotiations, and (c) other non-recurring items not indicative of ongoing operating performance. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for the fourth quarter of fiscal 2021.

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•	Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

While we believe that Adjusted EBITDA is useful in evaluating our business, it is a non-GAAP financial measure that has limitations as an analytical tool. Adjusted EBITDA should not be considered an alternative to, or substitute for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces the usefulness of such non-GAAP financial measures as a tool for comparison.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements regarding the Company’s expectations of fourth quarter results and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets; the impact of the COVID-19 epidemic on the Company and the economy as a whole; post-pandemic changes in customer behavior and the timeline of economic recovery; the Company’s ability to take actions that are sufficient to eliminate the substantial doubt about its ability to continue as a going concern; the Company’s ability to regain compliance with the continued listing criteria of the NYSE; the Company’s ability to execute its plan to regain compliance with the continued listing criteria of the NYSE and to continue to comply with applicable listing standards within the available cure period; risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241

Brand Media:

Chris Gayton

J.Jill, Inc.

media@jjill.com

617-689-7916

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